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Consent of Independent Registered
Public Accounting Firm

The Board of Directors

InNexus Biotechnology Inc.

We consent to the use of our report dated October 13, 2006 with respect to the consolidated balance sheets of InNexus Biotechnology Inc. as of June 30, 2006 and 2005, and the related consolidated statements of operation and deficit, and cash flows for each of the years in the three-year period ended June 30, 2006 incorporated herein by reference.

Our report dated October 13, 2006 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has insufficient working capital, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Vancouver, Canada

November 15, 2006

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member firm of KPMG International, a Swiss cooperative.